Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A
(Form Type)

Cyclerion Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	-	-	Exchange Act Rules 14a- 6(i)(1) and 0-11(c)	-	-	$16,750,000	$110.20 per 1,000,000 of consideration to be received by the registrant	$1845.85
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
	Total Offering Amounts	-	-	-		$16,750,000		$1845.85
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
		Net Fee Due						$1845.85